Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Releases 2009 Proved, Probable and Possible Reserves Estimates

Houston—June 2, 2010—BPZ Resources, Inc. (NYSE:BPZ) today released the Company’s proved (P1), probable (P2) and possible (P3) crude oil reserves as of December 31, 2009, as estimated by its independent reserve auditors Netherland Sewell & Associates, Inc. (NSAI).  The reserves estimates were prepared in accordance with the new disclosure rules of the Securities and Exchange Commission (SEC) and cover the Company’s Corvina and Albacora fields located in Block Z-1 in offshore northwest Peru.  BPZ’s voluntary reporting of probable and possible reserves as allowed under the new rules is intended to provide investors with more information about the Company’s opportunities to potentially increase its proved reserves in the future.

According to NSAI, the reserves as at December 31, 2009 are as follows:

Oil	Reserves (Mmbo)	Total Wells
P1	37.4	32
P2	51.8	50
P3	36.9	69

As of December 31, 2009, as reported in the Company’s Form 10-K, total net proved reserves (P1) consisted of 37.4 million barrels of crude oil (Mmbo).  This is approximately a 20.3 MBbls (119%) increase over the Company’s proved reserves (P1) reported as of December 31, 2008.  This increase is, in part, due to adding the Albacora reserves to the Company’s total estimated reserves for the Corvina field.  The Company will continue appraising Corvina and delineating Albacora with the ongoing drilling campaigns.

The allocation of reserves between the Corvina and Albacora fields is as follows:

Corvina	Reserves	Total	PDP	PDNP	PUD	P2	P3
Oil	(Mmbo)	Wells	Wells	Wells	Wells	Wells	Wells
P1	27.4	24	6		18
P2	42.7	10				10
P3	21.2	8					8

The Corvina probable oil reserves (P2) account for larger oil-in-place estimates as well as improved oil recoveries due to a more efficient drive mechanism; while the possible oil reserves (P3) take into account an even more efficient drive mechanism resulting in higher recovery factors.

Albacora	Reserves	Total	PDP	PDNP	PUD	P2	P3
Oil	(Mmbo)	Wells	Wells	Wells	Wells	Wells	Wells
P1	10.0	8	1	3	4
P2	9.1	8				8
P3	15.7	11					11

The above reserves for the Albacora oil field were derived from the limited information available from the wells drilled in the 1970’s and from the information obtained by the Company from the new A-14XD well.  These reserves are contained within the vicinity of the current platform and account only for sands that tested oil.  The Company will continue to delineate the field by drilling in areas further away from the platform as well as testing deeper prospective sands.

Manolo Zuñiga, President and Chief Executive Officer commented “These  reserves estimates by Netherland Sewell are only crude oil and do not take into account the associated natural gas in either field or the non-associated natural gas that has been tested in Corvina.”  Mr. Zuñiga added “This report highlights the success achieved in the ongoing appraisal of the Corvina oil field and the significance of our first Albacora oil well in appraising the oil pool around the Albacora platform.  We look forward to continuing our appraisal of both fields with the intention of proving up their ultimate potential as indicated by our internal geologic models.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Cautionary Statements:

Reserves are classified according to the degree of certainty associated with the estimates. Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  These filings can also be obtained from the SEC via the internet at www.sec.gov.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.